Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedQuist Inc.:
We consent to the use of our report dated March 16, 2011, with respect to the consolidated balance sheets of MedQuist Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ (deficit) equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Philadelphia, Pennsylvania
August 29, 2011